UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2009

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

1-09100	77-0159791
(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on January 14, 2009 (the "Petition Date"), Gottschalks Inc. (the "Company") filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (administered under Case No. 09-10157). On March 3, 2009, the Bankruptcy Court entered on its docket an order (the "Order") approving, among other matters, a senior executive incentive program for certain senior executives of the Company (the "Incentive Program"), as well as a separate program for certain current rank and file employees of the Company (the "Employee Program"). The Order is publicly available and may be accessed on the Internet at http://pacer.psc.uscourts.gov or www.kccllc.net/gottschalks.

Incentive Program

The Incentive Program approved by the Bankruptcy Court applies to the following senior executives of the Company: James Famalette, Chairman and Chief Executive Officer of the Company, and J. Gregory Ambro, Executive Vice President and Chief Operating Officer of the Company (together, the "Senior Executives"). Under the Incentive Program, the Senior Executives will each be eligible to receive a cash incentive award (a "Transaction Bonus") in the event that on or before October 30, 2009, (i) the Company consummates a transaction or series of transactions for the sale (a "Sale") of all or a substantial portion of its business, whether as a going concern (a "Going Concern Sale") or liquidation (a "Liquidation Sale"), in which the proceeds of the Sale exceed certain minimum thresholds further described in the Order or (ii) the Bankruptcy Court enters an order confirming a chapter 11 plan for the Company (a "Plan"). Each Senior Executive will be entitled to a Transaction Bonus only if these goals are achieved within the timeframe allowed and the Senior Executive remains in good standing with the Company (or has been terminated without good cause) as of the earlier of a Sale or the confirmation of a Plan.

The Transaction Bonus payable to each Senior Executive in the event a Going Concern Sale is consummated on or prior to October 30, 2009 would be an amount equal to 50% of the Senior Executive's current annual base salary, whereas the Transaction Bonus payable in the event a Liquidation Sale is consummated on or prior to October 30, 2009 would be an amount equal to 31.25% of the Senior Executive's current annual base salary. The Transaction Bonus would be payable to each Senior Executive within 60 days after the achievement of these goals; provided that no Transaction Bonuses will be paid until the Company's obligations under its pre-petition, senior secured credit facility and its post-petition senior secured, super-priority debtor-in-possession credit facility are paid in full and the Company's commitments thereunder are terminated. The aggregate amount of the Transaction Bonuses payable to the Senior Executives under the Incentive Program would not exceed $500,000 in the event a Going Concern Sale is consummated on or prior to October 30, 2009, and would not exceed $300,000 in the event a Liquidation Sale is consummated on or prior to October 30, 2009.

Employee Program

The Employee Program approved by the Bankruptcy Court applies to approximately 30 current rank and file employees of the Company who are not officers, directors or insiders (the "Covered Employees"). All Covered Employees were employed by the Company as of the Petition Date, and will be eligible to receive scaled bonuses depending on how long their services are required by the Company. The aggregate amount payable to the Covered Employees under the Employee Program will not exceed $500,000, but may be less depending on the outcome of the Sale process.

Item 8.01.	Other Events.

On March 3, 2009, the Company issued a press release (the "Press Release") announcing, among other matters, that it received approval from the Bankruptcy Court to extend the auction date for a Sale of the Company until March 30, 2009. The Press Release is being filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
99.1	Press release of Gottschalks Inc., issued March 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc. (Registrant)

March 6, 2009	By: /s/ J. Gregory Ambro J. Gregory Ambro Chief Operating Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release of Gottschalks Inc., issued March 3, 2009. Also provided in PDF format as a courtesy.